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                                                                     EXHIBIT 4.4
                       MILLENNIUM SPORTS MANAGEMENT, INC.
                     (f/k/a Skylands Park Management, Inc.)
                                  Ross' Corner
                      U.S. Highway 206 & Country Route 565
                                  P.O. Box 117
                         Augusta, New Jersey 07822-0117

                                                               December 19, 1997

VIA FACSIMILE AND FIRST CLASS MAIL
----------------------------------

Continental Stock Transfer & Trust Company
2 Broadway
New York, New York 10004

Dear Sirs:

     Reference is made to the Warrant Agreement between us dated as of September 24, 1993 (the "Warrant Agreement"). All capitalized terms used herein without definition have the respective meanings ascribed to them in the Warrant Agreement.

     Pursuant to the Warrant Agreement, the Company hereby certifies that, pursuant to due authorization of the Board of Directors of the Company, the Company has elected to extend the Warrant Expiration Date through and including 5:00 p.m. (New York time) on June 30, 1998, subject to the Company's right, prior to such Warrant Expiration Date, in its sole discretion, to extend such Warrant Expiration Date on five business days' prior written notice to the Registered Holders; and Section 1(m) of the Warrant Agreement is hereby correspondingly amended. No other term of the Warrants has been amended.

     In accordance with Section 8(d) of the Warrant Agreement, the existing Warrant Certificates will continue to represent the Warrants, notwithstanding the extension described herein.

     In accordance with Section 8(e) of the Warrant Agreement, the Company hereby directs you, as Warrant Agent, to send a copy of this letter by ordinary first class mail to each Registered Holder of Warrants at his, her or its last address as it appears on your registry books as Warrant Agent.

                                             Very truly yours,

                                             MILLENNIUM SPORTS MANAGEMENT, INC.

                                             By:
                                                --------------------------------
                                                 Barry M. Levine, President

cc:  A. S. Goldmen & Co., Inc.